EXHIBIT 99.1

State Auto Financial Reports Impact of Storm Activity
COLUMBUS, Ohio (April 19, 2017) - State Auto Financial Corporation (Nasdaq:STFC) today announced its preliminary estimate of the impact of catastrophe losses on its first quarter 2017 results. The company estimates the first quarter results will include approximately $34 million or 11 points of net catastrophe losses.
During the quarter there were 13 events. Storm losses were widespread impacting the Ohio Valley region, South Carolina, Texas, Mississippi and Georgia. Five wind and hail storms in March contributed nearly 80% to the quarterly catastrophe losses. Slightly more than half of the catastrophe losses for the quarter were in our homeowners line of business.
STFC expects to release its first quarter 2017 results on Tuesday May 2, 2017, before the open of regular trading on the Nasdaq Stock Market and discuss its first quarter results in a conference call on Tuesday, May 2, 2017 at 11:00 a.m. ET. The call can be accessed via webcast at http://www.StateAuto.com/STFC.
About State Auto Financial Corporation
State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company and is proud to be a Trusted Choice® company partner. STFC stock is traded on the NASDAQ Global Select Market, which represents the top fourth of all NASDAQ listed companies.
The insurance subsidiaries of State Auto Financial Corporation are part of the State Auto Group. The State Auto Group markets its insurance products throughout the United States, through independent insurance agencies, which include retail agencies and wholesale brokers. The State Auto Group is rated A- (Excellent) by the A.M. Best Company and includes State Automobile Mutual, State Auto Property & Casualty, State Auto Ohio, State Auto Wisconsin, Milbank, Meridian Security, Patrons Mutual, Rockhill Insurance, Plaza Insurance, American Compensation and Bloomington Compensation. Additional information on State Auto Financial Corporation and the State Auto Insurance Companies can be found online at http://www.StateAuto.com/STFC.

State Auto Financial Corporation

Media contact:
Kyle Anderson, 614-917-5497
Kyle.Anderson@StateAuto.com

or

Investor contact:
Tara Shull, 614-917-4478
Tara.Shull@StateAuto.com